UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EDGAR ONLINE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE:

On October 21, 2010, EDGAR Online, Inc. (“EDGAR Online”) filed with the Securities and Exchange Commission (the “SEC”) an investor presentation highlighting a number of important facts pertaining to its previously announced Agreement and Plan of Merger, dated as of June 23, 2010 (the “Merger Agreement”), providing for the acquisition by EDGAR Online of UBmatrix, Inc. through a merger (the “Merger”) of UBmatrix, Inc. with and into UBM Acquisition Corp., a wholly owned subsidiary of EDGAR Online. EDGAR Online intends to use this investor presentation when discussing the Merger with certain of its stockholders in advance of the meeting of stockholders of EDGAR Online, scheduled for November 18, 2010, at which the stockholder will be asked to consider and vote upon certain stock issuances contemplated by the Merger Agreement and a related preferred stock purchase agreement. Copies of a press release announcing the filing of the investor presentation and the investor presentation are attached hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

99.1	Press Release, dated October 21, 2010, of EDGAR Online.

99.2	Investor Presentation relating to the Agreement and Plan of Merger, dated as of June 23, 2010, as amended October 20, 2010, by and among EDGAR Online, Inc., UBM Acquisition Corp., UBMatrix, Inc. and the Stockholders’ Representative (as defined therein).